EXHIBIT 11
                  AGREEMENT REGARDING STOCK ISSUANCE


          AGREEMENT made this 29th day of September, 1995 among AMAX GOLD, INC., a Delaware corporation ("AGI"), and CYPRUS AMAX MINERALS COMPANY, a Delaware corporation ("Cyprus"). AGI and Cyprus are referred to herein as the "Parties."

          WHEREAS, the Parties have entered into a number of transactions, including, among others, transactions relating to
(i) borrowing of money by AGI from Cyprus; (ii) joint venture exploration for gold prospects; (iii) provision of management and other services; (iv) the granting to AGI of options to purchase interests in Cyprus properties; (v) the transfer of allocation of responsibility for employee benefits between Cyprus and AGI to facilitate transfer of employees between the companies; (vi) put and call agreements relating to AGI Common Stock; and (vii) sharing by AGI of its net operating losses with Cyprus; and

          WHEREAS, Cyprus is, as of the date hereof, the beneficial owner of 40,914,842 shares of AGI Common Stock, representing 46.5% thereof; and

          WHEREAS, subject to the limitations set forth below, Cyprus desires to continue to invest in AGI Common Stock, and AGI desires to have the ability to fund its obligations to Cyprus with respect to existing and future transactions through the issuance of up to 879,500 shares of AGI Common Stock (less than 1% of the shares of AGI Common Stock outstanding on the date hereof); and

          WHEREAS, the Parties desire to increase their flexibility with respect to existing and future transactions by providing that, upon mutual written agreement, amounts owing by AGI to Cyprus relating to transactions between the Parties may be paid in shares of AGI Common Stock.

          NOW, THEREFORE, in consideration of the premises and of mutual covenants and agreements, and subject to the terms and conditions hereinafter set forth, the Parties agree as follows:

          1.   Agreement Regarding Stock Issuance.
               ----------------------------------

               a.   Upon Request of AGI.  If, in connection with
                    -------------------
existing or future transactions between the Parties, AGI desires that amounts owing by it to Cyprus are to be paid in shares of AGI Common Stock rather than cash, it shall make such offer to Cyprus in writing five business days prior to the date such payment is due, which writing shall set forth (i) the obligation proposed to be satisfied in shares of AGI Common Stock, (ii) the cash amount owing or proposed to be paid, (iii) the number of shares of AGI Common Stock to be issued and the method of calculation thereof, as provided in Paragraph 2 below, (iv) the date of the proposed issuance, (v) a statement that the AGI Audit Committee has reviewed the proposed issuance and determined that its terms are fair to and in the best interests of all AGI stockholders, (vi) a statement that no approvals are required in connection with such


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issuance by Delaware General Corporation Law or the regulations of the
Securities and Exchange Commission, the New York Stock Exchange or otherwise, or that such approvals have been obtained and (vii) a statement that such issuance will not conflict with the terms of any existing agreement to which AGI is a party, or that effective waivers have been received with respect to any conflicts.

               b.   Upon Request of Cyprus.  If in connection with an
                    ----------------------
existing or future transaction between the Parties, Cyprus desires that amounts owing to it by AGI be paid in shares of AGI Common Stock rather than cash, it shall make such offer to AGI in writing five business days prior to the date such payment is due, which writing shall set forth (i) the obligation proposed to be paid in shares of AGI Common Stock, (ii) the cash amount to be paid, (iii) the date the payment is due, (iv) the number of shares of AGI Common Stock to be issued and the method of calculation hereof, as provided in Paragraph 2 below, and (v) a statement affirming at the date of such notice, the representations and warranties set forth in Paragraph 5.b. and 5.c.

               c.   Procedure by Cyprus in Response to AGI Request.
                    ----------------------------------------------
Cyprus shall notify AGI in writing within three business days of receipt of the AGI request (and in any event within three days of the date the payment is due or proposed to be made) whether it will accept the shares of AGI Common Stock as full or partial payment for amounts owing in respect of the specified obligation. Failure of Cyprus to notify AGI within the time period set forth above that it is willing to accept payment of the specified obligation in shares of AGI Common Stock shall constitute a rejection of AGI's offer.

               d.   Procedure by AGI in Response to Cyprus Request.
                    ----------------------------------------------
Upon receipt of the offer by Cyprus, AGI shall inform the members of its Audit Committee of the requested issuance, and such Committee shall determine if issuance of the AGI Common Stock on the terms set forth in the Cyprus notice is fair to and in the best interests of all AGI stockholders. If such determination is forthcoming, AGI shall notify Cyprus in writing, within three business days of receipt of the Cyprus request, whether AGI agrees to issue shares of AGI Common Stock in lieu of payment of cash or other obligations owing to Cyprus. Failure of AGI to notify Cyprus within the time period set forth above that it is willing to satisfy such obligation through issuance of AGI Common Stock, whether by reason of determination of the Audit Committee or otherwise, shall constitute rejection of Cyprus' offer.

          2.   Determination of Offering Price.  The AGI Common Stock
               -------------------------------
to be issued hereunder shall be valued based on the 30-day average of closing prices of the AGI Common Stock on the New York Stock Exchange for the 30 trading days immediately preceding the notice delivered by AGI or Cyprus.

          3.   Limit on Number of Shares of AGI Common Stock to be
               ---------------------------------------------------
Issued.  The number of shares of AGI Common Stock to be issued
------
hereunder shall be limited to 879,500, which is less than 1% of the number of shares of AGI Common Stock issued and outstanding at the date hereof.


                          Page 21 of 24 pages
          4.   Representations and Warranties of AGI.  AGI represents
               -------------------------------------
and warrants that:

               a. AGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by AGI and is a valid and binding obligation of AGI, enforceable against AGI in accordance with its terms subject only to the approvals that may be required by the New York Stock Exchange for the listing of the shares of AGI Common Stock issuable hereunder.

               b. When certificates evidencing the shares issuable hereunder have been delivered in payment of the obligations specified in the applicable notice as provided herein, such shares will be duly authorized, validly issued, fully paid and nonassessable.

          5.   Purchase for Investment; Representations and Warranties
               -------------------------------------------------------
of Cyprus.  Cyprus represents and warrants that:
---------

               a. This Agreement has been duly authorized, executed and delivered by Cyprus and is a valid and binding obligation of Cyprus, enforceable against Cyprus in accordance with its terms.

               b. Cyprus acknowledges that the offering and sale of the shares issuable hereunder are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). In furtherance thereof, Cyprus represents and warrants to AGI that: (i) Cyprus is an accredited investor within the meaning of Regulation D promulgated under the Securities Act ("Regulation D") and, if there should be any change in such status prior to any applicable date of issuance, Cyprus will immediately inform AGI of such change; (ii) Cyprus is aware of the merits and risks of an investment in the shares to be purchased pursuant hereto by Cyprus and, due to its knowledge and experience in financial and business matters, is capable of evaluating, and has evaluated, the merits and risks of such investment; and (iii) Cyprus has been given the opportunity to ask questions of, and receive answers from, AGI concerning the terms and conditions of the offering of the shares to be purchased by Cyprus hereunder and other matters pertaining to an investment in the shares, and has been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of an investment in such shares to the extent AGI possesses such information or can acquire it without unreasonable effort or expense, and has not been furnished any offering material in connection with the offering and purchase of the shares issuable hereunder. Cyprus has been advised that the shares issuable hereunder have not been registered under the Securities Act, or any state securities or blue sky laws and, therefore, cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available. Cyprus will purchase any shares issued hereunder for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any of the shares so purchased. In making the foregoing representation, Cyprus is aware that it must bear, and Cyprus is able to bear, the economic risk of such investment for an indefinite period of time. Cyprus acknowledges that AGI is entering into this


                          Page 22 of 24 pages
Agreement in reliance upon Cyprus' representations and warranties in this Agreement, including, without limitation, those set forth in this Paragraph 5.

          6.   Registration Rights.  Cyprus shall be entitled to
               -------------------
include the shares of AGI Common Stock issued hereunder in a registration statement filed by AGI upon the demand of Cyprus made pursuant to any of (i) Section 7.06 of the Revolving Credit Agreement dated as of April 15, 1994, (ii) Section 7.06 of the Revolving Credit Agreement dated as of March 10, 1995 and (iii) Section 5 of the Stock Purchase Agreement dated as of April 15, 1995, in each case between the Company and Cyprus (collectively, the "Demand Registrations").
The number of shares issued hereunder to be included shall be specified in the written request made pursuant to such Demand Registration, but the shares issued hereunder shall not be included in calculation of the minimum number of shares of AGI Common Stock required to be included in any Demand Registration. Payment of Registration Expenses (as defined in the Demand Registrations) shall be paid by the party responsible for payment thereof pursuant to the terms of the Demand Registration.

          7.   New York Stock Exchange Listing.  AGI shall be
               -------------------------------
responsible prior to issuance of any AGI Common Stock hereunder for filing a listing application with the New York Stock Exchange and for obtaining approval from the New York Stock Exchange of such issuance.

          8.   Survival; Successors and Assigns.  All agreements,
               --------------------------------
representations and warranties made herein shall survive the execution and delivery of this Agreement, the delivery to Cyprus of the shares issuable hereunder and, notwithstanding any investigation heretofore or hereafter made by or on behalf of a party hereto, shall continue in full force and effect. The rights and obligations of Cyprus under this Agreement shall not be assignable by Cyprus without the prior written consent of AGI. Nothing herein expressed or implied is intended to confer upon any person, other than the Parties hereto or their respective permitted assignees, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.   Amendment and Modification.  Subject to applicable law,
               --------------------------
this Agreement may be amended, modified or supplemented only by written agreement of AGI and Cyprus.

          10.  Waiver of Compliance; Consents.  The failure of any of
               ------------------------------
the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          11.  Notices.  Any notice, request or other document to be
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given hereunder to any party shall be effective upon receipt and shall be in writing and delivered personally or sent by telecopy or certified mail, addressed to such address as shall from time to time be

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designated in writing to the other by AGI or Cyprus, or until an address is so furnished, addressed to the address for notices set forth on the signature pages hereof.

          12.  Construction.  This Agreement shall be governed by, and
               ------------
construed in accordance with, the laws of the State of Colorado. The section headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

          13.  Execution in Counterparts.  This Agreement may be
               -------------------------
executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              AMAX GOLD INC.
                              9100 East Mineral Drive
                              Englewood, Colorado  80112



                              By /s/ DEBORAH J. FRIEDMAN
                                --------------------------------------
                                Name:
                                Title:



                              CYPRUS AMAX MINERALS COMPANY
                              9100 East Mineral Drive
                              Englewood, Colorado  80112



                              By /s/ FRANK J. KANE
                                --------------------------------------
                                Name:
                                Title:



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